Exhibit 10.2
ADVISORY CONSULTING AGREEMENT

This Advisory Consulting Agreement (this “Agreement”) has an effective date of July 1, 2025 (the “Effective Date”), and is by and between Caribou Biosciences, Inc., having an address at 2929 7th Street, Suite 105, Berkeley, CA 94710 (“Caribou”), and Steven B. Kanner, Ph.D., (“Consultant”) (each herein referred to individually as a “Party” and, collectively, as the “Parties”).
WHEREAS, Caribou desires to retain Consultant as an independent contractor during the Term (as defined below) to provide advisory services on research and development to Caribou; and
WHEREAS, Consultant is willing and able to perform such services for Caribou.
NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Services and Compensation.
1.1.Services. During the Term, Consultant shall provide advisory services on research and development (the “Services”) to Caribou, at Caribou’s request, in an amount of time not to exceed (16) hours a month. Consultant shall perform the Services in a professional manner and in accordance with generally recognized standards and practices in the field of the Services, and in compliance with all applicable laws, rules, and regulations, including but not limited to U.S. securities laws (“Applicable Laws”) and applicable Caribou policies. Caribou and Consultant agree that the Services will be performed in a mutually agreed manner, place, and timeframe.
1.2.No Conflicts. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments, past or present, to any other person or entity that conflict with Consultant’s obligations to Caribou under this Agreement or Consultant’s ability to perform the Services. Caribou acknowledges that Consultant’s current board of director/scientific advisory board memberships do not conflict with this Agreement. Consultant shall not enter into any agreement, relationship, or commitment during the Term of this Agreement with a direct competitor of Caribou working in the fields of CRISPR genome editing and/or CAR-T cell therapies.
1.3.No Debarment. Consultant represents and warrants that, to the best of Consultant’s knowledge, Consultant: (a) is not under investigation by any federal, state, or local agency or entity; (b) there are no outstanding governmental orders against Consultant; and (c) there are no current or threatened debarments or exclusions of Consultant by any federal or state regulatory agencies. Consultant shall inform Caribou immediately in the event Consultant becomes the subject or target of any such investigation, governmental order, or current or threatened debarment or exclusion.
2.Compensation.
2.1.Fees; Expenses; Payment. As the only consideration for the Services, Caribou shall pay Consultant a monthly fee of $6,400.00, payable at the end of each calendar month during the Term and, if applicable, reimburse Consultant within thirty (30) calendar days for expenses that (a) were pre-approved in writing by Caribou’s President and Chief Executive Officer; (b) are supported by original receipts; and (c) if related to travel, are in accordance with Caribou’s Travel Policy then in effect. During the first month of the Term, Consultant shall provide Caribou with a fully completed and signed IRS Form W-9 (or other tax form as required).

3.Independent Contractor Relationship.
3.1.Nature of Relationship. It is the express intention of Caribou and Consultant that Consultant performs the Services as an independent contractor to Caribou. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of Caribou notwithstanding his employment relationship with Caribou, which will terminate on June 30, 2025. Consultant is not authorized to bind Caribou to any liability or obligation or to represent that Consultant has any such authority. Consultant shall be solely responsible for all taxes, including but not limited to social security, unemployment, and income taxes, that may be due on account of compensation received by Consultant from Caribou under this Agreement.
4.Confidentiality.
4.1.Caribou Confidential Information. Subject to exceptions set forth in Section 4.2, all information disclosed by or on behalf of Caribou directly or indirectly to Consultant shall be deemed to be “Caribou Confidential Information.” Caribou Confidential Information means all business and research information of Caribou (including, but not limited to, information about research, development, preclinical studies, clinical trials, regulatory, manufacturing, intellectual property, operations, business plans and strategies, financial information, biological materials, software, data, know-how, and the like, whether tangible or intangible, and including all copies, abstracts, summaries, analyses, and other derivatives thereof). Caribou Confidential Information shall include Inventions (as defined below in Section 5.1), information of a third party that is in the possession of Caribou and, if permitted, is disclosed to Consultant under this Agreement, and information observed by Consultant during visits to Caribou’s facilities.
4.2.Exceptions. Caribou Confidential Information shall not include any information that Consultant can document by competent evidence: (a) is or becomes generally part of the public domain without violation of this Agreement by Consultant; (b) is in the rightful possession of Consultant without confidentiality obligations at the time of disclosure by Caribou to Consultant; (c) is obtained by Consultant from a third party without an accompanying duty of confidentiality and without a breach of such third party’s obligations of confidentiality to any other person or entity; or (d) is independently developed by or for Consultant without use of Caribou Confidential Information; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
4.3.Disclosure and Use Restrictions. Consultant shall take the same measures as Consultant employs to protect Consultant’s own confidential information, to protect the confidentiality of, and avoid disclosure and unauthorized use of, the Caribou Confidential Information but, in any case, at least those measures that a reasonable person or entity would take to protect confidential information of the kind disclosed by Caribou. Consultant shall not disclose Caribou Confidential Information to any third party without the prior written authorization of Caribou’s President and Chief Executive Officer. Consultant shall not use any Caribou Confidential Information except to provide Services under this Agreement. Consultant shall promptly notify Caribou of any unauthorized use or disclosure, or suspected unauthorized use or disclosure, of Caribou Confidential Information.
4.4.Compelled Disclosure. In the event Consultant is legally required to disclose Caribou Confidential Information by judicial or governmental order, or in a judicial or governmental proceeding (“Compelled Disclosure”), Consultant shall: (a) give Caribou prompt notice of such Compelled Disclosure prior to disclosure; (b) cooperate with Caribou in the event that Caribou elects to contest such

Compelled Disclosure so that Caribou may seek a protective order with respect thereto; and (c) in any event only disclose the exact Caribou Confidential Information or portion thereof specifically required by the Compelled Disclosure.
4.5.Ownership of Caribou Confidential Information. Caribou shall retain ownership in the Caribou Confidential Information and nothing in this Agreement shall be construed as granting Consultant any ownership rights or licenses in or to the Caribou Confidential Information.
4.6.Return/Destruction of Caribou Confidential Information. At any time during the Term and upon Caribou’s written request, Consultant agrees to promptly return or destroy all Caribou Confidential Information. Notwithstanding the foregoing, Consultant shall be permitted to retain any Caribou Confidential Information contained in an archived computer backup system stored as a result of automated backup procedures and may retain one (1) copy of Caribou Confidential Information solely for purposes of interpreting and performing Consultant’s obligations hereunder or to comply with Applicable Laws.
4.7.Obligations of Confidentiality. The obligations of confidentiality under this Article 4 shall survive for a period of five (5) years from the date of termination or expiration of this Agreement.
5.Ownership.
5.1.Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any and all intellectual property, including but not limited to inventions (whether patentable or not), copyrightable materials, notes, records, drawings, designs, improvements, developments, discoveries, ideas, and trade secrets conceived, discovered, authored, invented, developed, or reduced to practice by Consultant, solely or jointly with others, arising out of, or in connection with, performing the Services during the Term and/or Consultant’s use of any Caribou Confidential Information (collectively, “Inventions”) are the sole property of Caribou. Consultant also agrees to promptly make full written disclosure to Caribou of any Inventions. Consultant shall assign, and hereby does assign, to Caribou, all right, title, and interest in and to the Inventions. Consultant shall execute any necessary documents required for such assignment. Additionally, Consultant shall cooperate fully in the filing, prosecution, maintenance, and defense of any patent application or patent resulting from any Invention; provided, however, that Caribou shall reimburse Consultant for any reasonable fees and expenses for such cooperation.
5.2.Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant, solely or jointly with others, during the Term of this Agreement. Such records shall be the sole property of Caribou.
6.Term and Termination.
6.1.Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated, shall continue for twelve (12) months until June 30, 2026 (the “Term”). This Agreement may only be extended in writing and by mutual agreement of the Parties.
6.2.Termination. Either Party may terminate this Agreement for any reason at any time during the Term upon giving the other Party thirty (30) calendar days’ prior written notice of such termination.
6.3.Effects of Termination; Survival. Within fifteen (15) calendar days after expiration or termination of this Agreement: (a) Consultant shall invoice Caribou for any expenses actually incurred prior to the date of expiration or termination, as set forth in Section 2.1, and (b) Consultant shall return or destroy any Caribou Confidential Information in accordance with Section 4.6. The following Articles and Sections shall survive termination or expiration of this Agreement as long as applicable under statutes of limitations and other causes of action: Articles 4 (for the period set forth in Section 4.7), 5, 7, and 8; Section 6.3; and any applicable definitions set forth herein.
7.Indemnification; Limitation of Liability.
7.1.Indemnification. Consultant shall indemnify, defend, and hold harmless Caribou and its directors, officers, and employees from and against any third-party liability, damages, losses, expenses, claims, suits, actions, demands, or judgments, including reasonable attorneys’ fees and expenses of litigation (“Claims”) incurred by or imposed upon Caribou hereunder to the extent such Claims arise from or relate to: (a) Consultant’s failure to adhere to the material terms of this Agreement and/or Applicable Laws and/or applicable Caribou policies; (b) Consultant’s gross negligence or willful misconduct; (c) a determination by a court or agency that Consultant is not an independent contractor; (d) any infringement or claimed infringement of a third party’s rights resulting in whole or in part from Caribou’s use of the Services or Deliverables; and/or (e) Consultant’s unauthorized use of the Inventions; except to the extent such third-party Claims arise from Caribou’s failure to adhere to the material terms of this Agreement, gross negligence, or willful misconduct.
7.2.Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY CARIBOU TO CONSULTANT UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 7 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION OBLIGATIONS OF CONSULTANT UNDER SECTION 7.1, OR DAMAGES AVAILABLE FOR BREACH OF ARTICLE 4 OR WILLFUL MISCONDUCT.
8.Miscellaneous.
8.1.Governing Law; Jurisdiction; Remedies. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction, except that any dispute, controversy, or claim with respect to the scope, validity, enforceability, or infringement any patent application or patent within the Inventions shall be determined in accordance with the national laws of the country in which the patent application has been filed and the national laws of the country in which the patent has been granted. The Parties expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California. Consultant agrees that any breach of this Agreement will cause Caribou substantial and irreparable harm and therefore, in the event of any such breach, Caribou shall have the right to seek specific performance and other injunctive and equitable relief.
8.2.No Assignment. Except for the assignment by Caribou to an affiliated entity or via a transfer of all or substantially all of Caribou’s assets, whether by merger, consolidation, reincorporation, sale of assets or stock, change of control or otherwise, this Agreement shall not be assigned by either Party without the written consent of the other Party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and to each Party’s respective successors and assignees. Any assignment in violation of this Section 8.2 shall be null and void.

8.3.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, with the exception of the Confidential Information and Invention Assignment Agreement, dated September 9, 2020.
8.4.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
8.5.Severability. If a court or other body of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect.
8.6.Amendment. No amendment, modification, waiver, termination, or discharge or any provision of this Agreement shall be effective unless the same is in writing, specifically identifies this Agreement, and is signed by an authorized representative of each Party.
8.7.Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing to the address set forth above or as otherwise designated in writing by a Party (in the case of Caribou, to the attention of “Legal Department” and with an email copy sent to legalnotices@cariboubio.com) and shall be deemed given: (a) if delivered personally or by commercial messenger or courier service or (b) if mailed by U.S. registered or certified mail (return receipt requested), delivery shall be deemed effective three (3) business days after mailing.
8.8.Counterparts. This Agreement may be signed in any number of counterparts, including facsimile or PDF documents. Each such counterpart, facsimile or scanned PDF document shall be deemed an original instrument, and all of which together shall constitute one and the same executed Agreement.
8.9.Electronic Signature. The Parties: (a) agree that signatures to this Agreement transmitted electronically via DocuSign® shall have the same authority, effect, and enforceability as original signatures and (b) intend to be bound by the electronic signatures via DocuSign®.
IN WITNESS WHEREOF, Consultant and an authorized representative of Caribou have executed this Consulting Agreement as of the Effective Date.

Caribou Biosciences, Inc.                Steven B. Kanner, Ph.D.

By:    /s/ Rachel E. Haurwitz            By:    /s/ Steven B. Kanner
    Rachel E. Haurwitz, Ph.D.
    President and Chief Executive Officer

Date:    07-May-2025                    Date:    07-May-2025